Exhibit 11.1

CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Trustees of
The Jefferson Fund Group Trust

We consent to the incorporation by reference in Post-Effective Amendment No. 2 to the Registration Statement of the Jefferson Fund Group Trust on Form N-1A of our report dated November 17, 1995 on our audit of the financial statements and financial highlights of Jefferson Growth and Income Fund, a series of The Jefferson Fund Grup Trust, which report is included in the Annual Report to Shareholders for the period from September 1, 1995 to October 31, 1995 which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information.



                                     COOPERS & LYBRAND L.L.P.

Milwaukee, Wisconsin
February 26, 1996